Exhibit 99.1

Code Rebel Pursues Merger with Aegis Identity Software and Entry into Identity Security and Access Management Market

NEW YORK, NY—(January 14, 2015) - Code Rebel Corp. (NASDAQ: CDRB), an enterprise software development firm that licenses its proprietary software solution to enable simplified secure access and communications between PC and Mac environments on virtually any computer, tablet, or smartphone, today announced its entry into a non-binding Letter of Intent (“LOI”) to engage in a merger with Aegis Identity Software, Inc. (“Aegis Identity”), a privately-held company and a leading provider of on-premise and cloud-based identity and access management products and services for the K -12 and higher education markets.

Founded in August 2011 by experienced software industry executives, Aegis Identity’s enterprise software integrates key applications into a one identity/access platform that ensures the correct user is getting secure access to its authorized data anytime, anywhere and on any device. Aegis Identity is an education-focused Identity and Access Management (“IAM”) solution provider in the market, currently managing Identities comprised of students and their families, faculty, alumni, and employees of schools that use IAM products.

Under the terms of the LOI, it is expected that Aegis Identity will be merged with Code Rebel, which will remain the surviving entity. It is contemplated that Aegis Identity’s shareholders will own 60% of the issued and outstanding shares of Code Rebel, determined on a fully diluted basis, immediately following the merger. Code Rebel has also provided Aegis Identity with an unsecured loan of $500,000, which is evidenced by a promissory note of Aegis Identity that bears interest at the rate of 9% per annum, compounded annually. The loan will be discharged in the proposed merger. If the merger is not consummated, then the loan is due on June 30, 2016 or upon the occurrence of certain other specified events.

For more information on Code Rebel products and current uses, please visit: http://www.coderebel.com/products/ and http://www.coderebel.com/about/news/casestudies/

About Aegis Identity Software

Aegis Identity Software is based in Englewood, CO and has built a sophisticated enterprise-class software platform to serve the needs of cyber-security, digital identity management and access management. In three years, it has taken the education market by storm by gaining product adoption in both the Higher Education and K-12 markets. Aegis Identity has brought contemporary, open systems, technology to this market replacing higher-cost, legacy, and proprietary solutions increasing security and decreasing operational costs at these prestigious institutions and its rapidly growing customer base. Learn more at www.aegisidentity.com and follow on Facebook, LinkedIN, Twitter, and Pinterest.

About Code Rebel

Code Rebel is an enterprise software company that develops, licenses, and supports software designed for cross-platform enterprise security and productivity. The proprietary Code Rebel iRAPP software addresses the growing requirement of corporate IT departments for secure access from diverse enterprise devices. Code Rebel software was developed by its in-house engineering team to address the demand for secure interoperability between mobile, desktop, and server environments and interaction between Apple and Microsoft devices and software. Code Rebel software facilitates mobile, desktop, and server environment interoperability seamlessly across Apple and Microsoft devices and software. The company provides enterprise client support for its software to a diverse range of industries. For more information visit: http://www.coderebel.com, Facebook and Twitter.

Forward-Looking Statements

This press release contains forward-looking statements identified by words such as “estimate,” “project,” “expect,” “intend,” “believe,” “anticipate” and similar expressions regarding the potential merger with Aegis and our expectations regarding the effects of such merger.  These forward-looking statements are made in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.  These statements involve risks and uncertainties, and actual results could differ materially from those discussed.  Factors that could cause or contribute to such differences include, but are not limited to, the execution or entry into a merger agreement on satisfactory terms; a decline in general economic conditions nationally and internationally; decreased demand for our products and services; market acceptance of our products; the ability to protect our intellectual property rights; the impact of any litigation or infringement actions brought against us; competition from other providers and products; risks in product development; changes in government regulation; the ability to complete customer transactions; and other factors relating to our industry, our operations and results of operations and any businesses that may be acquired by us.

You should not place any undue reliance on these forward looking statements, which speak only as of the date of this press release.  Additional information concerning factors that might affect our business or stock price, which could cause actual results to materially differ from those in forward-looking statements is contained in Code Rebel’s filings, including quarterly and annual reports that we file with the Securities Exchange Commission.  Such forward-looking statements only speak as of the date of this press release.  We undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise, except as otherwise required by law.

Code Rebel Investor Relations Contact:

Howard Gostfrand
President
American Capital Ventures
Phone (work): (305) 918-7000
Email: info@amcapventures.com
www.amcapventures.com